Exhibit 99.1

news release
www.pplnewsroom.com

Contact:	For news media: Paul Wirth 610-774-5997
PPL Electric Utilities

PPL Labor Contract Ratified by IBEW Local 1600 Members

ALLENTOWN, Pa. (March 27, 2017) -- Members of the International Brotherhood of Electrical Workers Local 1600 in Pennsylvania have ratified a new five-year labor contract, PPL Corporation announced Monday (3/27).
The agreement, which will run through May 15, 2022, includes a wage increase of 2.5 percent in the first year and increases in the subsequent four years of 2.75 percent, 3 percent, 2.75 percent and 2.75 percent. It also provides competitive health insurance and other benefits.
“PPL people are extremely dedicated and work hard to serve customers,” said Linda Greenwald, Human Resources director for PPL Electric Utilities. “This new agreement continues our longstanding practice of providing competitive wages and benefits for our employees, and we believe it also is in the best interest of PPL shareowners and our customers.”
Local 1600 represents about 1,400 PPL employees in Pennsylvania. PPL and Local 1600 reached a tentative agreement on February 23, which was then submitted to union members for a vote.
Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the United States and United Kingdom. With about 13,000 employees, PPL is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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